EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE          Contact:  John W. Conlon, Chief Financial Officer
---------------------                     (740) 373-3155
July 23, 2001


                    PEOPLES BANCORP ANNOUNCES EARNINGS GROWTH
                  --------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announces increases in diluted and cash basis net income and related earnings per share. Net income totaled $3,005,000 in the second quarter of 2001, up $305,000 (or 11.3%) compared to $2,700,000 for the three months ended June 30, 2000, and up $409,000 (or 15.8%) compared to the first quarter of 2001. Diluted earnings per share were $0.45 for the second quarter of 2001 versus $0.39 per share for the first quarter of 2001, or linked quarter, and $0.41 per share a year ago.
         On an operating basis, income was $2,978,000 for the second quarter of 2001 compared to $2,820,000 a year ago, an increase of $158,000 (or 5.6%), due primarily to net interest income growth. Diluted operating earnings per share grew to $0.45 for the three months ended June 30, 2001, versus $0.43 in the second quarter of 2000, an increase of $0.02 (or 4.7%). Compared to the first quarter of 2001, second quarter operating income increased $270,000 (or 10.0%) and diluted operating earnings per share grew $0.04 (or 9.8%).
         Operating income removes the after-tax impact of significant non-operating income and expenses such as gains and/or losses on asset disposals and securities transactions, mark-to-market adjustments on Peoples' interest rate caps, adoption of new accounting standards, etc.
         "We are pleased with second quarter performance, considering the sluggish economy and other challenges facing the financial services industry," said Robert E. Evans, President and CEO. "Net interest income growth has boosted our short-term earnings outlook, but our long-term focus continues to be non-interest income growth, which we believe is key to sustaining our long-term profitability and further improving shareholder value."
         Operating return on average equity ("ROE") was 13.34% for the second quarter of 2001 versus 12.67% last quarter and 15.81% a year ago. Operating earnings were $0.86 per diluted share for the first half of 2001 and 2000 while operating ROE was 13.01% and 15.88% for the same periods, respectively.
         On a cash basis, earnings per share totaled $0.51 in the second quarter of 2001 compared to $0.45 per share for the previous quarter and $0.47 in the second quarter of 2000, increases of $0.06 (or 13.3%) and $0.04 (or 8.5%), respectively. Cash basis ROE was 19.27% for the second quarter of 2001 compared to 17.76% for the linked quarter and 23.75% for the second quarter of 2000. Cash basis earnings exclude the effects of intangible assets and related amortization expenses. In the second quarter of 2001, Peoples had amortization expense related to goodwill of $457,000 and core deposit intangibles of $125,000, compared to $432,000 and $139,000, respectively, for the same period a year ago.
         On a year-to-date basis, net income totaled $5,601,000 in 2001 compared to $5,561,000 a year ago. Diluted earnings per share were $0.84 for the first half of 2001, unchanged from the same period in 2000. Cash basis earnings were $0.96 per diluted share through six months in 2001 and 2000. For the six months ended June 30, ROE was 12.81% in 2001 versus 15.41% in 2000 while cash basis ROE was 18.53% and 24.20% for the same periods, respectively.
         In the second quarter of 2001, net interest income totaled $10,796,000, up $571,000 (or 5.6%) compared to $10,225,000 for the same period last year and up $485,000 (or 4.7%) versus the linked quarter. Through the first six months of 2001, net interest income grew $778,000 (or 3.8%) to $21,107,000 compared to the first half of 2000. Net interest income growth in 2001 is due to Peoples' increased volume of earning assets compared to the previous year. Peoples' net interest margin continued to improve gradually during the second quarter of 2001, reaching 4.07% for the second quarter compared to 3.98% in first quarter 2001. On a year-to-date basis through June 30, 2001, net interest margin was 4.02% compared to 4.22% last year.
         Non-interest income totaled $2,270,000 in the second quarter of 2001 compared to $2,201,000 and $2,233,000 in the linked quarter and second quarter of 2000, respectively. For the six months ended June 30, 2001, non-interest income grew $110,000 (or 2.5%) to $4,471,000 compared to the previous year. Peoples' largest source of non-interest income is deposit account service charges, which reached $889,000 for the three months ended June 30, 2001, versus $810,000 in the linked quarter and $793,000 a year ago. On a year-to-date basis, deposit account service charges totaled $1,696,000 in 2001, up $151,000 (or 9.8%) from $1,545,000 the previous year, due largely to higher volumes of overdraft fees on checking accounts.
         In the first half of 2001, insurance and investment commissions totaled $584,000 compared to $530,000 for the first half of 2000, an increase of $54,000 (or 10.2%). Peoples continues to pursue new ways to provide asset and risk management products as a method to grow non-interest revenues. Insurance and investment commissions totaled $263,000 for the second quarter of 2001, down from $321,000 for the linked quarter and $374,000 for the second quarter of 2000, due primarily to slower annuity sales and reduced brokerage income. The current interest rate environment has reduced the volume of Peoples' annuity sales, and associated revenues, in the second quarter of 2001, while brokerage income has been impacted by US stock market conditions and corresponding decreased client investment activity. In the second quarter of 2001, fiduciary income, Peoples' other major source of non-interest income, totaled $628,000, up from $614,000 for the first quarter of 2001. Fiduciary revenues were unchanged compared to a year ago.
         In the second quarter of 2001, electronic banking income totaled $354,000 compared to $319,000 last quarter and $310,000 for the second quarter of 2000. On a year-to-date basis, electronic banking income increased $84,000 (or 14.2%) to $676,000 in 2001 from $592,000 in 2000 as a result of volume increases in ATM and debit card usage by Peoples' clients.
         A key performance indicator for Peoples is its non-interest income leverage ratio (defined as non-interest income as a percent of operating non-interest expense). Through six months in 2001, Peoples' non-interest income leverage ratio was 29.9%, compared to 30.7% a year ago. For the second quarter of 2001, Peoples' non-interest income leverage ratio was 30.0% versus 29.8% in the linked quarter.
         "Peoples' targeted non-interest income leverage ratio in 2001 remains 34%, although we believe short-term non-interest income levels will be challenged due to current economic conditions and the general state of the US equity markets, and their impact on Peoples' revenues such as fiduciary fees and investment income," said Jack Conlon, Chief Financial Officer. "Our long-term strategy continues to focus on growing top-line revenues without proportional increases in non-interest expense."
         In the second quarter of 2001, non-interest expense totaled $8,168,000, up $217,000 (or 2.7%) compared to the linked quarter and up $374,000 (or 4.8%) compared to second quarter of 2000. On a year-to-date basis, non-interest expense totaled $16,119,000 in 2001, an increase of $771,000 (or 5.0%) compared to the previous year. Non-interest expense in the second quarter of 2001 was impacted by approximately $100,000 of expenses related to the conversion of Peoples' ATM and debit cards to a new vendor. Management believes that this change enhances Peoples' ability to remain competitive in electronic banking services through improved client service levels and enhanced long-term operating efficiencies.
         Salaries and benefits, Peoples' largest non-interest expense, grew $633,000 (or 9.6%) to $7,227,000 for the first six months of 2001, compared to the same period in 2000. Salaries and benefits increased in 2001 due to wage increases and rising benefit costs as well as increases in the number of full-time equivalent associates in customer service positions. For the quarter ended June 30, 2001, salaries and benefits totaled $3,642,000, an increase of $341,000 (or 10.3%) from $3,301,000 for the second quarter of 2000, and up only $57,000 (or 1.6%) compared to the linked quarter. Peoples' other non-interest expenses were at or below their amounts in recent periods, except marginal increases in non-income based taxes.
         "Rising medical costs are a contributor to our increased expenses, and all indications are these costs will continue to rise over the next several years," said Conlon. "Given this probability, we will work to manage those expenses and have implemented strategies to better prepare the company to control rising costs while providing a competitive benefits package for our associates."
         Late in the second quarter of 2001, Peoples invested $20.0 million of matured investment securities in business owned life insurance ("BOLI"). The BOLI investment, which accounts for most of the increase in other assets, will produce a tax-advantaged revenue stream and enhance Peoples' operating efficiency as rising employee benefit costs are offset by the anticipated increased revenue stream of BOLI.
         Loan balances at June 30, 2001, remained stable compared to the previous quarter end. Economic conditions and intense rate competition in Peoples' primary markets and contiguous areas continue to challenge loan growth. Most of Peoples' loan growth in 2001 is the result of an acquisition completed during the first quarter of 2001.
         As a result of less favorable loan loss experience and general economic conditions, provision for loan losses remained at $675,000 for the three months ended June 30, 2001, compared to $600,000 in the same period last year. Net chargeoffs totaled $549,000 in the second quarter of 2001 compared to $543,000 in the first quarter of 2001. Commercial and consumer loan net chargeoffs comprised a majority of Peoples net chargeoffs in the second quarter of 2001, totaling $281,000, or 51.3% of total net chargeoffs, and $125,000, or 22.8% of total net chargeoffs, respectively. At June 30, 2001, the allowance for loan losses totaled $12.2 million, or 1.61% of total loans, up $1.2 million from year-end 2000 when the allowance was 1.48% of total loans.
         At June 30, 2001, nonperforming assets totaled $5.1 million, or 0.43% of total assets, compared to 0.36% at March 31, 2001, and 0.46% at year-end 2000. Although the amount of nonperforming assets increased compared to the previous quarter-end, the current amount is below Peoples' peer levels and management believes Peoples' allowance for loan losses is adequate for risks inherent in the loan portfolio.
         Peoples has implemented tax reduction strategies, which include investments in low-income housing and historic tax credits, to reduce Peoples' tax burden and effective tax rate. During the second quarter of 2001, these strategies helped produce an effective tax rate of 29.6% compared to 30.4% for the same period last year, and 30.5% in the linked quarter. The tax strategies employed are long-term in nature and may marginally reduce Peoples' tax burden in future years, depending on economic and regulatory issues.
         "The second quarter met our expectations," summarized Evans. "Our long-term focus remains increasing our shareholders' investment value, and we continue to look for new ways to integrate our client service opportunities to produce an optimum result for our customers, associates, and shareholders."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.2 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 40 sales offices and 25 ATM's in Ohio, West Virginia, and Kentucky. Peoples' common stock is traded on the NASDAQ exchange under the symbol "PEBO." Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' Internet banking product, at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
         Peoples will conduct a facilitated conference call to discuss the results of operations for the second quarter of 2001 on July 25, 2001, at 3:00 p.m. local time. The conference call is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. To participate in the call, please dial (877) 735-0939 approximately five minutes before the scheduled start of the conference call. Members of Peoples' executive management will participate in the conference call. Brief opening remarks will be followed by a question and answer period. A complete transcript of the conference call will be placed on peoplesbancorp.com, in the "Investor Relations" section under "Conference Call Transcripts".


Safe Harbor Statement:
         The statements in this press release which are not historical fact are forward looking statements that involve a number of risks and uncertainties, including, but not limited to, the interest rate environment, the effect of banking and tax regulations, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in Peoples' SEC filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections.


PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)
                                                       --------------------------------    --------------------------------
                                                             Three Months Ended                   Six Months Ended
(in $000's, except share and per share data)                      June 30,                            June 30,
                                                             2001             2000               2001             2000
                                                       --------------------------------    --------------------------------
PER SHARE DATA Operating income per share (a):
   Basic                                               $        0.45     $        0.43     $         0.87    $        0.87
   Diluted                                             $        0.45     $        0.43     $         0.86    $        0.86
   Cash basis earnings - diluted (b)                   $        0.51     $        0.49     $         0.98    $        0.98
Net income per share:
   Basic                                               $        0.46     $        0.41     $         0.85    $        0.85
   Diluted                                             $        0.45     $        0.41     $         0.84    $        0.84
   Cash basis earnings - diluted (b)                   $        0.51     $        0.47     $         0.96    $        0.96
Dividends declared per share                           $        0.15     $        0.14     $         0.29    $        0.28
Book value per share                                   $       13.68     $       11.17     $        13.68    $       11.17
Tangible book value per share (b)                      $       10.90     $        8.25     $        10.90    $        8.25
Dividend payout as a percentage of net income                 32.98%            36.93%             34.24%           34.69%
Actual shares outstanding (net of treasury shares)         6,546,426         6,527,092          6,546,426        6,527,092
Weighted average shares outstanding:
   Basic                                                   6,571,387         6,515,837          6,551,796        6,520,208
   Diluted                                                 6,668,300         6,600,252          6,644,193        6,615,283

PERFORMANCE RATIOS
Return on average equity                                      13.46%            15.13%             12.81%           15.41%
Cash basis return on average equity (a)                       19.27%            23.75%             18.53%           24.20%
Return on average assets                                       1.03%             1.00%              0.97%            1.04%
Cash basis return on average assets (a)                        1.19%             1.17%              1.13%            1.21%
Operating return on average equity (b)                        13.34%            15.81%             13.01%           15.88%
Cash basis operating return on average equity (a)(b)          19.12%            24.76%             18.78%           24.92%
Operating return on average assets (b)                         1.02%             1.04%              0.99%            1.06%
Cash basis operating return on average assets (a)(b)           1.18%             1.21%              1.15%            1.23%
Non-interest income leverage ratio (c)                        29.96%            30.92%             29.89%           30.70%
Efficiency ratio (d)                                          56.39%            56.62%             57.36%           56.38%
Net interest margin (fully tax equivalent)                     4.07%             4.20%              4.02%            4.22%
Net loan chargeoffs as a percentage of average loans           0.07%             0.05%              0.15%            0.07%
                                                       --------------    --------------    ---------------   --------------

(a) Excludes after-tax impact of non-operating income and expenses relating to securities transactions, OREO and other asset disposals, and mark-to-market adjustment on interest rate caps.
(b) Excludes after-tax impact of intangible amortization expense and/or balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c) Non-interest expense (less intangible amortization and non-direct operational expenses) as a percentage of fully tax equivalent net interest income plus non-interest income. Significant non-recurring items are excluded from the calculation.
(d) Non-interest income (less securities and asset disposal gains) as a percentage of non-interest expense (less intangible amortization and non-direct operational expenses). Significant non-recurring items are excluded from the calculation.



             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      --------------------------------     --------------------------------
                                                            Three Months Ended                    Six Months Ended
(in $000's)                                                      June 30,                             June 30,
                                                            2001              2000               2001              2000
                                                      -------------     -------------      -------------     -------------
Interest income                                       $      21,992     $      20,924      $      44,112     $      41,036
Interest expense                                             11,196            10,699             23,005            20,707
                                                      -------------     -------------      -------------     -------------
     Net interest income                                     10,796            10,225             21,107            20,329
Provision for loan losses                                       675               600              1,350             1,122
                                                      -------------     -------------      -------------     -------------
Net interest income after provision for loan losses          10,121             9,625             19,757            19,207
Net (loss) gain on securities transactions                       (1)              (45)                 1               (56)
Net gain (loss) on asset disposals                                5              (140)                25              (145)
Mark-to-market adjustment on interest rate caps                  42                 -               (131)                -
Non-interest income:
    Service charges on deposits                                 889               793              1,696             1,545
    Trust revenues                                              628               628              1,242             1,326
    Insurance commissions                                       263               374                584               530
    Electronic banking revenues                                 354               310                676               592
    Other non-interest income                                   136               128                273               368
                                                      -------------     -------------      -------------     -------------
        Total non-interest income                             2,270             2,233              4,471             4,361
Non-interest expense:
    Salaries and benefits                                     3,642             3,301              7,227             6,594
    Occupancy and equipment                                     962             1,018              1,907             1,994
    Trust preferred                                             659               651              1,311             1,306
    Amortization of intangibles                                 582               571              1,148             1,142
    Data processing and software                                231               268                478               513
    Other non-interest expense                                2,092             1,985              4,048             3,799
                                                      -------------     -------------      -------------    --------------
        Total non-interest expense                            8,168             7,794             16,119            15,348
                                                      -------------     -------------      -------------    --------------
Income before income taxes                                    4,269             3,879              8,004             8,019
Income taxes                                                  1,264             1,179              2,403             2,458
                                                      -------------    --------------     --------------    --------------
          Net income                                  $       3,005     $       2,700      $       5,601     $       5,561
                                                      -------------    --------------     --------------    --------------
Fully tax equivalent net interest income              $      11,057     $      10,506      $      21,630     $      20,834



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                    ----------------------------------    ---------------------------------
                                                           Three Months Ended                     Six Months Ended
(in $000's)                                                     June 30,                              June 30,
                                                          2001               2000               2001              2000
                                                    ----------------------------------    ---------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                 $      752,429     $      686,606     $      746,447    $      674,753
Average earning assets                                   1,086,887            999,137          1,075,003           988,313
Average total assets                                     1,163,924          1,078,382          1,150,889         1,067,579
Average non-interest bearing deposits                       87,917             82,588             85,795            81,456
Average interest bearing deposits:
    Savings                                                 78,417             86,848             77,100            87,803
    Interest-bearing demand deposits                       274,772            226,911            270,693           221,046
    Time deposits                                          374,186            338,448            359,814           342,290
                                                    ---------------    ---------------    ---------------   ---------------
        Total average interest bearing deposits            727,375            652,207            707,608           651,139
Average stockholders' equity                        $       89,318     $       71,510     $       87,414    $       72,175

NET CHARGEOFFS
Gross chargeoffs                                    $          701     $          375     $        1,343    $          641
Recoveries                                                     152                 60                251               168
                                                    ---------------    ---------------    ---------------   ---------------
     Net chargeoffs                                 $          549     $          315     $        1,092    $          473
                                                    ---------------    ---------------    ---------------   ---------------




               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION


                                                                     -----------------   -----------------  -----------------
                                                                         June 30,          December 31,         June 30,
                                                                           2001                2000               2000
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO (in $000's, end of period)
Commercial, financial, and agricultural                              $        313,806    $        310,558   $        283,157
Real estate, construction                                                      20,683              20,267             20,243
Real estate, mortgage                                                         293,817             283,323            271,274
Consumer                                                                      125,450             122,817            126,739
                                                                     --------------------------------------------------------
     Total loans                                                     $        753,756    $        736,965   $        701,413

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.61%               1.48%              1.58%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    240.1%              212.6%             487.2%
Nonperforming loans as a percent of total loans (a)                             0.67%               0.70%              0.32%
Nonperforming assets as a percent of total assets (b)                           0.43%               0.46%              0.22%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                                       0.68%               0.71%              0.35%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            466    $            344   $            304
   Renegotiated loans                                                $            511    $            518   $            573
   Nonaccrual loans                                                  $          4,085    $          4,280   $          1,363
   Other real estate owned                                           $             32    $             86   $            211
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          5,094    $          5,228   $          2,451

REGULATORY CAPITAL (in $000's, end of period)
Tier 1 risk-based capital                                                      12.75%              12.83%             12.53%
Total risk-based capital ratio (Tier 1 and Tier 2)                             14.08%              14.21%             14.11%
Leverage ratio                                                                  8.84%               8.69%              8.46%
Tier 1 capital                                                       $        101,336    $        97,056    $        91,427
Total capital (Tier 1 and Tier 2)                                    $        111,871    $        107,428   $        102,901
Total risk-weighted assets                                           $        794,781    $        756,195   $        729,490

SUPPLEMENTAL DATA (in $000's, end of period)
Trust assets under management                                        $        492,877    $        498,563   $        519,000
One year cumulative repricing gap                                    $        (96,404)   $        (26,132)  $        (66,696)
Employees (full-time equivalent)                                                  401                 388                383
Full service offices                                                               34                  32                 32
Supermarket offices                                                                 4                   4                  3
ATMs                                                                               25                  27                 27
Announced treasury share plans: (c)
    Total shares in plan                                                      125,000             165,000            165,000
    Shares purchased (d)                                                       52,423               8,995             33,084
    Average price (d)                                                $          19.07    $          13.78   $          17.53
                                                                     -----------------   -----------------  -----------------

(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(b) Nonperforming assets include nonperforming loans and other real estate owned.
(c) 2001 data reflects 2001 Stock Repurchase Program of 125,000 shares (or 2% of outstanding shares); 2000 data reflects 2000 Stock Repurchase Program of 165,000 shares (or 2.5% of outstanding shares). All share amounts adjusted for stock dividends.
(d) Reflects treasury shares purchased and average price paid for the three month period ended on the date indicated.




                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                          ------------------     ------------------
(in $000's)                                                                                   June 30,             December 31,
                                                                                                2001                   2000
                                                                                          ------------------     ------------------
ASSETS
Cash and cash equivalents                                                                 $         42,691       $        28,449
Available-for-sale investment securities, at estimated fair value (amortized cost of $317,592 and $335,111 at June 30, 2001, and
      December 31, 2000, respectively)                                                             316,182               330,521
Loans, net of unearned interest                                                                    753,756               736,965
Allowance for loan losses                                                                          (12,155)              (10,930)
                                                                                          -----------------     -----------------
     Net loans                                                                                     741,601               726,035
Bank premises and equipment, net of accumulated depreciation                                        16,405                15,565
Goodwill                                                                                            16,282                15,702
Other intangibles                                                                                    1,884                 2,146
Other real estate owned                                                                                 32                    86
Other assets                                                                                        39,187                17,330
                                                                                          -----------------     -----------------
          TOTAL ASSETS                                                                    $      1,174,264       $     1,135,834

                                                                                          -----------------     -----------------

LIABILITIES
Non-interest bearing deposits                                                             $         87,475       $        84,974
Interest bearing deposits                                                                          737,635               672,647
                                                                                          -----------------     -----------------
     Total deposits                                                                                825,110               757,621
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                               82,586               119,915
Long-term borrowings                                                                               140,665               138,511
Accrued expenses and other liabilities                                                               7,318                 7,572
                                                                                          -----------------     -----------------
          TOTAL LIABILITIES                                                                      1,055,679             1,023,619

Guaranteed preferred beneficial interests in junior subordinated debentures                         29,038                29,021


STOCKHOLDERS' EQUITY
Common stock, no par value (12,000,000 shares authorized, 6,697,011 shares issued at June 30, 2001, and
   6,679,028 shares issued at December 31, 2000)                                                    66,410                66,364
Accumulated comprehensive income, net of deferred income taxes                                        (917)               (2,983)
Retained earnings                                                                                   27,065                23,381
Treasury stock, at cost (150,585 shares at June 30, 2001,
   and 189,357 shares at December 31, 2000)                                                         (3,011)               (3,568)
                                                                                          -----------------     -----------------
          TOTAL STOCKHOLDERS' EQUITY                                                                89,547                83,194
                                                                                          -----------------     -----------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $      1,174,264       $     1,135,834
                                                                                          -----------------     -----------------




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